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                                                                   Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report (which includes an explanatory paragraph relating to the restatement of the consolidated financial statements as of and for each of the two years in the period ended January 29, 2000 and the Company's change in its application of the LIFO method of accounting for store inventories as of December 28, 1997) dated April 30, 2001 relating to the consolidated financial statements, which appears in The Kroger Co.'s Annual Report on Form 10-K for the year ended February 3, 2001. We also consent to the reference to us in the first paragraph under the heading "Experts" in such Registration Statement.

(PricewaterhouseCoopers LLP)
PricewaterhouseCooper LLP

Cincinnati, Ohio
October 2, 2001